Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERD PUBLIC ACCOUNTING FIRM

We have issued our report dated June 27, 2017, with respect to the financial statements and supplemental schedule included in the Annual Report of Intertape Polymer Corp. USA Employees’ Stock Ownership and Retirement Savings Plan on Form 11-K for the year ended December 31, 2016. We consent to the incorporation by reference of said report in the Registration Statements of Intertape Polymer Group Inc. on Forms S-8 (File Nos. 333-89763 effective October 27, 1999, 333-67732 effective August 16, 2001, 333-97961 effective August 12, 2002, 333-108077 effective August 19, 2003, 333-114960 effective April 28, 2004, 333-114954 effective April 28, 2004, 333-135599 effective July 5, 2006, and 333-184797 effective November 7, 2012, 333-211929 effective June 9, 2016, and 333-211931 effecitve June 9, 2016).

/s/ FRAZIER & DEETER, LLC

Tampa, Florida

June 27, 2017